Exhibit 4.1
AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT
Dated as of September 28, 2004
Between
CATHERINE L. HUGHES,
And
ALFRED C. LIGGINS, III

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
     This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “AGREEMENT”) is dated as of September 28, 2004 between (i) CATHERINE L. HUGHES, an individual whose business address is 5900 Princess Garden Parkway, 8th Floor, Lanham, Maryland 20706 (“HUGHES” or a “PRINCIPAL STOCKHOLDER”), and (ii) ALFRED C. LIGGINS, III, an individual whose business address is 5900 Princess Garden Parkway, 8th Floor, Lanham, Maryland 20706 (“LIGGINS” or a “PRINCIPAL STOCKHOLDER”), each being one of the PRINCIPAL STOCKHOLDERS of RADIO ONE, INC., a Delaware corporation (the “COMPANY”). Further, each other person or entity who hereafter executes a counterpart of this Agreement (or otherwise agrees to be bound by the provisions hereof) shall become an additional party to this Agreement (the Principal Stockholders and each such other person or entity are sometimes referred to herein individually as a “STOCKHOLDER” and collectively as the “STOCKHOLDERS” of the COMPANY).
     WHEREAS, the Principal Stockholders were parties to a March 2, 1999 Stockholders Agreement (the “Original Agreement”); and
     WHEREAS, the Parties now desire to amend and restate the Original Agreement in its entirety.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, undertakings and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:
     SECTION 1. DEFINITIONS. For purposes of this Agreement, the following terms have the indicated meanings:
     “APPROVED SALE” is defined in Section 6.
     “AUTHORIZATION DATE” is defined in Section 4(c).
     “BENEFICIAL OWNERSHIP” means possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of shares of Common Stock.
     “BENEFICIAL OWNER” in respect of shares of Common Stock shall mean the person or persons who possess Beneficial Ownership of such Common Stock.
     “BOARD” means the Company’s Board of Directors.
     “CHANGE OF CONTROL” means any transaction that causes the Principal Stockholders, in the aggregate, to own less than (i) 35.0% of the voting power of the

Company; or (ii) 50.0% of the voting power of the Company if any stockholder or group of stockholders other than the Principal Stockholders controls, directly or indirectly, more than 25.0% of the voting power of the Company. A principal purpose of this Agreement is to prevent any Change of Control without the knowledge and consent of both Principal Stockholders (or such one as is then living and not incapacitated).
     “CLASS A COMMON STOCK” means the Company’s Class A common stock, par value $.01 per share.
     “CLASS B COMMON STOCK” means the Company’s Class B common stock, par value $.01 per share.
     “CLASS C COMMON STOCK” means the Company’s Class C common stock, par value $.01 per share.
     “CLASS B DIRECTORS” means those members of the Board as to the election or removal of which holders of the Class B Common Stock may exercise voting rights.
     “COMMON STOCK” means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.
     “COMPANY” means Radio One, Inc., a Delaware corporation.
     “COMPANY SALE” means a transaction with one or more independent third parties pursuant to which such party or parties (i) acquire (whether by merger, consolidation or transfer or issuance of capital stock) capital stock of the Company (or any surviving or resulting corporation) possessing the voting power to elect a majority of the board of directors of the Company (or such surviving or resulting corporation) or (ii) acquire all or substantially all of the Company’s assets determined on a consolidated basis.
     “DEADLOCK” is defined in Section 8(a).
     “FAIR MARKET VALUE” as of any date means (a) with respect to any Transfer of Common Stock occurring by reason of the death of a Stockholder, the federal estate tax value of such Common Stock as finally determined with respect to such Stockholder’s estate (or if there is no such federal estate tax determination, the Fair Market Value of such Common Stock shall be determined by applying federal estate tax valuation principles); and (b) with respect to any other Transfer of Common Stock, the value of such Common Stock as of such date, as agreed in writing among the Principal Stockholders and the Stockholder initiating the Transfer (the “Interested Stockholders”), or if the Interested Stockholders fail to agree on the Fair Market Value within thirty (30) days of the Transfer Notice (as required in Section 4), then the Fair Market Value of such Common Stock shall be determined in good faith by an independent, nationally recognized appraisal firm or investment banking firm, as selected by the Board, applying the valuation principles of the federal gift tax (the cost of obtaining any such independent appraisal of Fair Market Value shall be borne equally among the Interested Stockholders).
     “FINAL AUCTION PRICE” is defined in Section 8(c).
     “FINAL PURCHASE PRICE” is defined in Section 8(d).
     “HUGHES” is defined in the preface.
     “INCAPACITATED” means, with respect to an individual, that (1) such individual is under a legal disability (under the laws of such individual’s domicile), (2) such individual has been certified in writing to be unable to manage his or her financial affairs by the principal physician attending to such individual’s care, and the Stockholders and the Company may rely upon written notice of that determination without any duty to inquire into the authenticity of the certification or any of the facts upon which it is based, or (3) such individual’s whereabouts are unknown and such individual has not been able to be located by an officer of the Company or a member of the Board for at least ninety (90) days.
     “INITIAL AUCTION DATE” is defined in Section 8(b).
     “INITIAL OFFER” is defined in Section 8(c).
     “LAW” means all applicable statutes laws ordinances, regulations, rules, guidelines, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, province, possession, township, county, parish, municipality or Tribunal.
     “LIGGINS” is defined in the preface.
     “OPTION PLAN” means that certain Management Stock Option Plan adopted by the Board as of March 2, 1999, as the same may be amended or supplemented from time to time.
     “OPTIONS” means options to purchase shares of Common Stock granted by the Company pursuant to the Option Plan.
     “OTHER STOCKHOLDERS” is defined in Section 6.
     “PERMITTED TRANSFER” is defined in Section 4(b).
     “PERMITTED TRANSFEREE” shall be, if the Stockholder is an individual:

     (A) the estate (or a revocable trust that is a substitute of an estate) of the Stockholder or any legatee, heir or distributees thereof;
     (B) the spouse or former spouse of the Stockholder;
     (C) any parent or grandparent and any lineal descendant (including any adopted child) of any parent or grandparent of the Stockholder or of the Stockholder’s spouse or former spouse;
     (D) any guardian or custodian (including a custodian for purposes of the Uniform Gifts to Minors Act or Uniform Transfers to Minors Act) for, or any executor, administrator, conservator and/or other legal representative of, the Stockholder and/or any Permitted Transferee or Permitted Transferees thereof;
     (E) a trust (including a voting trust), and any savings or retirement account, such as an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of such Stockholder and/or any Permitted Transferee or Permitted Transferees thereof, including any trust in respect of which such Stockholder and/or any Permitted Transferee or Permitted Transferees thereof has any general or special power of appointment or general or special non-testamentary power or special testamentary power of appointment limited to any Permitted Transferee or Permitted Transferees;
     (F) any corporation, partnership or other business entity if Substantial Beneficial Ownership thereof is held by such Stockholder and/or any Permitted Transferee or Permitted Transferees thereof;
     (G) any Principal Stockholder and/or any Permitted Transferee or Permitted Transferees of a Principal Stockholder; and
     (H) the Company.
     A “Permitted Transferee” shall be, if the Stockholder is a corporation, partnership or other business entity:
     (A) any employee benefit plan, or trust thereunder or therefor, sponsored by the Stockholder;
     (B) any trust (including any voting or liquidating trust) principally for the benefit of the Stockholder and/or any Permitted Transferee or Permitted Transferees thereof;

     (C) any corporation, partnership or other business entity if Substantial Beneficial Ownership thereof is held by such Stockholder and/or any Permitted Transferee or Permitted Transferees thereof;
     (D) the stockholders of the corporation, partners of the partnership or other owners of equity interests in any other business entity, who receive such shares, by way of dividend or distribution (upon dissolution, liquidation or otherwise), provided that such transfer will not result in Beneficial Ownership of any of such shares by any person who did not have the power to control such corporation, partnership or business entity at the time such corporation, partnership or business entity first acquired Beneficial Ownership of such shares of Class B Common Stock (other than by any person who qualifies as a Permitted Transferee pursuant to any other provision of this paragraph);
     (E) the Company; and
     (F) any Principal Stockholder and/or any Permitted Transferee or Permitted Transferees of a Principal Stockholder.
     “PERSON” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other legal entity.
     “PRINCIPAL STOCKHOLDER” is defined in the preface.
     “SALE NOTICE” is defined in Section 7.
     “SECURITIES ACT” means the Securities Act of 1933, as amended.
     “SELLING PRINCIPAL STOCKHOLDER” is defined in Section 7.
     “STOCKHOLDER” is defined in the preface.
     “STOCKHOLDER SHARES” means (i) all shares of Common Stock acquired by the Stockholders, including all shares of Common Stock acquired pursuant to the exercise of Options, and (ii) all shares of Common Stock or other securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Stockholder Shares shall cease to be such when they have been sold (x) pursuant to a registered public offering under the Securities Act or (y) to the public pursuant to Rule 144 under the Securities Act, or any successor provision.
     “SUBSTANTIAL BENEFICIAL OWNERSHIP” in respect of any corporation, partnership or other business entity shall mean possession of the power and authority,

either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of at least 80% of each class of equity ownership interest in such corporation, partnership or other business entity.
     “TRANSFER” means, with respect to any Stockholder Shares, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration and whether voluntary, involuntary or by operation of law) of such Stockholder Shares or any interest therein; provided, however, that “Transfer” does not include: (i) any pledge, assignment, hypothecation, encumbrance or similar disposition of Stockholder Shares for security as collateral security for obligations of the Company, either Stockholder, or affiliates of the Company under or in connection with that certain Amended and Restated Credit Agreement among the Company, the lenders from time to time party thereto (the “Lenders”), NationsBank, N.A., as Administrative Agent for the Lenders, First Union National Bank, as Syndication Agent for the Lenders, and Credit Suisse First Boston, as Documentation Agent for the Lenders, as such Credit Agreement may be amended, modified, restated, supplemented, renewed, extended, increased, rearranged, and/or substituted from time to time, or (ii) any sale or foreclosure of and such pledge, assignment, hypothecation, encumbrance or similar disposition for security.
     “TRANSFER NOTICE” is defined in Section 4(c).
     “TRIBUNAL” means any court or governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, commonwealth, nation, territory, province, possession, township, county, parish or municipality, whether now or hereafter constituted or existing.
     “VESTED OPTIONS” means Options that are exercisable by the holder thereof on the date of determination.
     SECTION 2. VOTING ARRANGEMENTS.
     (a) ELECTION OF DIRECTORS. Each Stockholder agrees that such Person will vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and will take all other necessary or desirable action within such Person’s control, to cause the authorized number of directors for the Board to be at least five persons and no more than seven persons, and to elect or cause to be elected to the Board and cause to be continued in such office, Hughes, Liggins and the individual or individuals designated by mutual agreement of the Principal Stockholders to fill the remainder of Board seats to be filled by Class B Directors, including the seat that would otherwise be filled by a Principal Stockholder if such Principal Stockholder is unwilling or unable to serve on the Board, or has been removed from the Board as the result of such Principal Stockholder’s being Incapacitated; provided, however, that if either Principal Stockholder is Incapacitated, the other Principal Stockholder shall have the sole power to exercise the designation rights granted to the Principal Stockholders pursuant to this paragraph.
     (b) REMOVAL OF DIRECTORS. If at any time the Principal Stockholders shall notify the other Stockholders of their mutual desire to remove, with or without cause, any Class B Director from the Board, all such Persons so notified will vote, or cause to be voted, all voting securities of the Company over which they have the power to vote or direct the voting, and shall take all such other actions promptly as shall be necessary or desirable to cause the removal of such Class B Director; provided, however, that if either Principal Stockholder is Incapacitated, the other Principal Stockholder shall have the sole power to exercise the removal rights granted to the Principal Stockholders pursuant to this paragraph, including, without limitation, requiring the removal of the Incapacitated Principal Stockholder.
     (c) VACANCIES. If at any time any Class B Director ceases to serve on the Board (whether due to resignation, removal or otherwise), then the Principal Stockholders shall be entitled to designate a successor director to fill the vacancy created thereby on the terms and subject to the conditions of Section 2(a) above. Each Stockholder agrees that he, she or it will vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and shall take all such other actions as shall be necessary or desirable to cause the successor designated by the Principal Stockholders to be elected to fill such vacancy.
     (d) RIGHTS UNIMPAIRED. Nothing in this Agreement shall be construed to impair any rights that the stockholders of the Company may have to remove any director. No removal for cause of an individual designated pursuant to this Section 2 shall affect the right of the Principal Stockholders to designate a different individual pursuant to Section 2 to fill the directorship from which such individual was removed.
     (e) APPOINTMENT OF PROXY. IN ORDER TO SECURE THE OBLIGATIONS OF EACH AND EVERY STOCKHOLDER TO VOTE ALL COMMON STOCK HELD BY SUCH STOCKHOLDER IN ACCORDANCE WITH ALL OF THE PROVISIONS OF THIS AGREEMENT, EACH STOCKHOLDER HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS EACH OF CATHERINE L. HUGHES AND ALFRED C. LIGGINS, III (ACTING TOGETHER, OR IF ONE OF THEM IS DECEASED, INCAPACITATED OR UNAVAILABLE, THE OTHER OF THEM ACTING ALONE) AS SUCH STOCKHOLDER’S TRUE AND LAWFUL ATTORNEY, AGENT AND PROXY, WITH FULL POWER OF SUBSTITUTION, TO ATTEND MEETINGS OF STOCKHOLDERS OF THE COMPANY HELD FROM TIME TO TIME, AND TO VOTE ON SUCH STOCKHOLDER’S BEHALF AND IN SUCH STOCKHOLDER’S NAME, PLACE, AND STEAD, OR TO EXECUTE WRITTEN CONSENTS IN LIEU OF SUCH MEETINGS, THE NUMBER OF VOTES THAT SUCH STOCKHOLDER WOULD BE ENTITLED TO CAST IF ACTUALLY PRESENT OR WITH RESPECT TO WHICH

SUCH STOCKHOLDER WOULD BE ENTITLED TO EXECUTE A WRITTEN CONSENT, IN CONNECTION WITH ANY ELECTION OF DIRECTORS (IN ACCORDANCE WITH THIS SECTION 2) OR ANY COMPANY SALE (IN ACCORDANCE WITH SECTION 6). THE POWERS GRANTED HEREIN SHALL BE DEEMED TO BE COUPLED WITH AN INTEREST, SHALL BE IRREVOCABLE AND SHALL SURVIVE THE DEATH, INCOMPETENCY, DISABILITY OR DISSOLUTION OF ANY STOCKHOLDER.
     (f) OTHER VOTING RIGHTS. In the event that a Principal Stockholder is Incapacitated, the other Principal Stockholder shall have the right, in addition to the other rights granted pursuant to this Section 2, to vote, or cause to be voted, all voting securities of the Company over which such Incapacitated Principal Stockholder would otherwise have the power to vote or direct the voting, as to all matters presented for a vote of the Company’s stockholders.
     (g) REGULATORY SAVINGS PROVISION. If at any time the possession by a Principal Stockholder of the voting power represented by the voting securities held by such Principal Stockholder, or over which such Principal Stockholder has the power to vote or direct the voting, differs from the voting power required or permitted to be held by such Principal Stockholder, or requires a consent or waiver that at such time has not been obtained, under any Law applicable to such Principal Stockholder or the Company, then (i) if such voting power exceeds the amount permitted to be held by such Principal Stockholder, or with respect to which such a consent or waiver has been obtained, the other Principal Stockholder shall have the sole power to vote, or cause to be voted, the number of voting securities of the Company representing such excess voting power and over which the first Principal Stockholder would otherwise have the power to vote or direct the voting, as to all matters presented for a vote of the Company’s stockholders, and (ii) if such voting power is less than the amount required to be held by such Principal Stockholder, such Principal Stockholder shall have the sole power to vote, or cause to be voted, as to all matters presented for a vote of the Company’s stockholders, that number, and only that number of voting securities of the Company representing sufficient voting power to eliminate such shortfall and over which the other Principal Stockholder would otherwise have the power to vote or direct the voting. In all cases, the provisions of this Section 2(g) shall be applied only to the extent and for the period necessary to bring the Principal Stockholders and the Company into compliance with applicable Law, and shall not operate to cause either Principal Stockholder not to be in compliance with applicable Law. In the exercise of voting rights provided by this Section 2(g), each Principal Stockholder shall remain subject to the other provisions of this Agreement.

     SECTION 3. DISPOSITION OF IN CAPACITATED PRINCIPAL STOCKHOLDER’S SHARES.
     In the event that a Principal Stockholder is Incapacitated, the other Principal Stockholder shall have the right to direct the disposition of all Stockholder Shares held by the Incapacitated Principal Stockholder, including, without limitation, the right to purchase such Stockholder Shares; provided, however, that any Transfer of any such Stockholder Shares shall be for a consideration equal to the Fair Market Value of such Stockholder Shares. During any period while any Principal Stockholder is deemed to be Incapacitated, until such time as the Stockholder Shares held by such Incapacitated Principal Stockholder are disposed of pursuant to this Section 3, the other Principal Stockholders shall have the right to vote the Incapacitated Principal Stockholder’s Stockholder Shares, as provided in Section 2(f).
     SECTION 4. RESTRICTIONS ON TRANSFER.
     (a) RESTRICTIONS ON TRANSFER. No Stockholder may Transfer any Stockholder Shares, except in a Permitted Transfer (as defined in Section 4(b)), subject to the remaining provisions of this Section 4; provided, a Transfer may be made to any Person if both Principal Stockholders (or such one Principal Stockholder as is not then Incapacitated, if one is Incapacitated) consent in writing to such Transfer, subject to the provisions of Section 4(g).
     (b) CERTAIN PERMITTED TRANSFERS. “Permitted Transfers” shall include Transfers of Stockholder Shares (i) pursuant to Sections 3, 6, 7 or 8; or (ii) to a Permitted Transferee of a Principal Stockholder; provided that, as a condition of any such Permitted Transfer, each such Permitted Transferee not already a party to this Agreement executes a Joinder Agreement substantially in the form attached hereto as Exhibit A and thereby becomes a party to this Agreement, and, provided further that all remaining, applicable requirements of this Section 4 are satisfied.
     (c) GENERAL RIGHT OF FIRST REFUSAL. No Permitted Transfer shall occur with respect to any Class of Common Stock (other than Class B Common Stock) unless, at least ninety (90) days prior to making any such Permitted Transfer, the transferring Stockholder delivers a written notice (the “TRANSFER NOTICE”) to each Principal Stockholder that discloses in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the proposed Permitted Transfer; provided, in the event of a Stockholder’s death, no Permitted Transfer (including, without limitation, any Transfer of any Class of Common Stock (other than Class B Common Stock) to an executor, trustee or other fiduciary or successor in interest to the deceased Stockholder) shall occur with respect to such Common Stock held (directly or indirectly) by such Stockholder immediately prior to his death until (i) a legal representative of such deceased Stockholder’s estate (or another duly authorized fiduciary or successor in interest to such deceased Stockholder) delivers to the surviving Principal Stockholders documentation identifying his authority to act as a fiduciary or other successor in interest with respect to the deceased Stockholder’s Common Stock (and delivery of such documentation shall constitute a “Transfer Notice” under this Section 4(c)); and (ii) at least ninety (90) days have elapsed after delivery to the surviving Principal Stockholders of such Transfer Notice. No Stockholder shall consummate any such Permitted Transfer until thirty (30) days (ninety (90) days in the case of a Permitted Transfer upon the death of a Stockholder) after the Transfer Notice has been delivered to each Principal Stockholder then living (the expiration of such 30 or 90-day period being the “GENERAL AUTHORIZATION DATE”). Any time prior to the General Authorization Date, each Principal Stockholder then living may elect to purchase all or a portion of such Principal Stockholder’s pro rata share of Common Stock (other than Class B Common Stock) proposed to be transferred (the “GENERAL RIGHT OF FIRST REFUSAL”) at a price equal to the greater of (i) the price set forth in the Transfer Notice; or (ii) Fair Market Value of such Common Stock proposed to be transferred; provided, in the case of a proposed Transfer by or on behalf of a Principal Stockholder (or a Transfer that would occur as a result of a Principal Stockholder’s death; such Principal Stockholder who has proposed such Transfer or died, being referred to as the “Transferor Principal Stockholder”), the other Principal Stockholder’s General Right of First Refusal shall extend to the entire Transfer (or any part thereof, as may be elected by such other Principal Stockholder) proposed to be made by or on behalf of the Transferor Principal Stockholder (or as a result of his death). Any Principal Stockholder desiring to exercise the General Right of First Refusal shall deliver written notice of such election to the transferring Stockholder (or to the fiduciary or other successor in interest that provided the Transfer Notice with respect to a deceased Stockholder) within thirty (30) days after the receipt of the Transfer Notice (ninety (90) days in the case of a Transfer upon the death of a Stockholder) by the Principal Stockholders. If one or more of the Principal Stockholders have elected not to exercise the General Right of First Refusal, the transferring Stockholder shall offer each Principal Stockholder electing to exercise the General Right of First Refusal the option to purchase such Principal Stockholder’s pro rata share of the Common Stock (other than Class B Common Stock) proposed to be transferred and for which a General Right of First Refusal has not been exercised. In the event less than all of such shares of Common Stock proposed to be transferred are acquired by the Principal Stockholders pursuant to the General Right of First Refusal, the transferring Stockholder may Transfer such remaining shares of Common Stock to the prospective transferee(s) as specified in the Transfer Notice, at a price and on terms no more favorable to the transferee(s) thereof than specified in the Transfer Notice, during the 90-day period immediately following the General Authorization Date. Any shares of Common Stock (other than Class B Common Stock) not so transferred within such 90-day period must be reoffered to the Principal Stockholders in accordance with the provisions of this Section 4(c).
     (d) RIGHT OF FIRST REFUSAL CLASS B STOCK. No Permitted Transfer shall occur with respect to Class B Common Stock unless, at least ninety (90) days prior to making any such Permitted Transfer, the transferring Stockholder delivers a written notice (the “CLASS B TRANSFER NOTICE”) to each Principal Stockholder that discloses in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the proposed Permitted Transfer; provided, in the event of a Stockholder’s death, no Permitted Transfer (including, without limitation, any Transfer of Class B Common Stock to an executor, trustee or other fiduciary or successor in interest to the deceased Stockholder) shall occur with respect to the Class B Common Stock held (directly or indirectly) by such Stockholder immediately prior to his death until (i) a legal representative of such deceased Stockholder’s estate (or another duly authorized fiduciary or successor in interest to such deceased Stockholder) delivers to the surviving Principal Stockholders documentation identifying his authority to act as a fiduciary or other successor in interest with respect to the deceased Stockholder’s Class B Common Stock (and delivery of such documentation shall constitute a “Class B Transfer Notice” under this Section 4(d)); and (ii) at least ninety (90) days have elapsed after delivery to the surviving Principal Stockholders of such Class B Transfer Notice. No Stockholder shall consummate any such Permitted Transfer until thirty (30) days (ninety (90) days in the case of a Permitted Transfer upon the death of a Stockholder) after the Transfer Notice has been delivered to each Principal Stockholder then living (the expiration of such 30 or 90-day period being the “CLASS B AUTHORIZATION DATE”). Any time prior to the Class B Authorization Date, each Principal Stockholder then living may elect to purchase all or a portion of such Principal Stockholder’s pro rata share of Class B Common Stock proposed to be transferred (the “CLASS B RIGHT OF FIRST REFUSAL”) at a price equal to the greater of (i) the price set forth in the Class B Transfer Notice; or (ii) Fair Market Value of the Class B Common Stock proposed to be transferred; provided, in the case of a proposed Transfer by or on behalf of a Principal Stockholder (or a Transfer that would occur as a result of a Principal Stockholder’s death; such Principal Stockholder who has proposed such Transfer or died, being referred to as the “Transferor Principal Stockholder”), the other Principal Stockholder’s Class B Right of First Refusal shall extend to the entire Transfer (or any part thereof, as may be elected by such other Principal Stockholder) proposed to be made by or on behalf of the Transferor Principal Stockholder (or as a result of his death). Any Principal Stockholder desiring to exercise the Class B Right of First Refusal shall deliver written notice of such election to the transferring Stockholder (or to the fiduciary or other successor in interest that provided the Class B Transfer Notice with respect to a deceased Stockholder) within thirty (30) days after the receipt of the Class B Transfer Notice (ninety (90) days in the case of a Transfer upon the death of a Stockholder) by the Principal Stockholders. If one or more of the Principal Stockholders have elected not to exercise the Class B Right of First Refusal, the transferring Stockholder shall offer each Principal Stockholder electing to exercise the Class B Right of First Refusal the option to purchase such Principal Stockholder’s pro rata share of the Class B Common stock proposed to be transferred and for which a Class B Right of First Refusal has not been exercised. In the event less than all of the shares of Class B Common Stock proposed to be transferred are acquired by the Principal Stockholders pursuant to the Class B Right of First Refusal, the transferring Stockholder may Transfer the remaining shares of Class B Common Stock to the prospective transferee(s) as specified in the Class B Transfer Notice, during the 90-day period immediately following the Class B Authorization Date, at a price and on terms no more favorable to the transferee(s) thereof than specified in the Class B Transfer Notice. Any shares of Class B Common Stock not so transferred within such 90-day period must be reoffered to the Principal Stockholders in accordance with the provisions of this Section 4(d).
     (e) IRREVOCABLE PROXY. In the event any Principal Stockholder elects not to exercise the Class B Right of First Refusal and, as a result, the transferring Stockholder proposes to engage in a Permitted Transfer of the shares of Class B Common Stock to any person other than a Principal Stockholder, immediately prior to the time of such Permitted Transfer, the transferring Stockholder shall irrevocably appoint and constitute the other Principal Stockholders, agents and attorneys of the transferring Stockholder, to vote such shares of Class B Common Stock in the Principal Stockholders’ sole and exclusive discretion, with full power of substitution and resubstitution, to the full extent of such transferring Stockholder’s rights with respect to the shares of Class B Common Stock proposed to be transferred. Similarly, in the event of a Stockholder’s death, if any Principal Stockholder elects not to exercise the Class B Right of First Refusal and, as a result, the deceased Stockholder’s Class B Common Stock would pass to any Person other than a Principal Stockholder in a Permitted Transfer, then (as a condition precedent to any such Permitted Transfer) the Permitted Transferees shall irrevocably appoint and constitute the Principal Stockholders then living as the agents and attorneys of such Permitted Transferees, to vote such shares of Class B Common Stock in such Principal Stockholders’ sole and exclusive discretion, with full power of substitution and resubstitution, to the full extent of such deceased Stockholder’s rights with respect to all shares of Class B Common Stock that are proposed to be transferred by reason of such Stockholder’s death. Notwithstanding the foregoing, nothing contained in this Section 4(e) shall be deemed to vest in the Principal Stockholders any direct or indirect ownership or incidence of ownership of or with respect to any of the shares of Class B Common Stock proposed to be transferred. All rights (other than voting rights), ownership and economic benefits of and relating to the shares of Class B Common Stock proposed to be transferred shall remain vested in the transferring Stockholder, and upon such Permitted Transfer shall vest in the Permitted Transferee.
     (f) LIFE INSURANCE ON PRINCIPAL STOCKHOLDERS’ LIVES. Each Principal Stockholder (each, respectively, the “Insured”) agrees to permit the other Principal Stockholder (each, respectively, the “Owner”) to apply for one or more life insurance policies (the “Policies”) insuring the Insured’s life, with the Owner being the owner of each such policy (controlling all incidents of ownership of any insurance policy obtained on the Insured’s life pursuant to this Section 4(f)); provided, the total face amount of the death benefits on any such Policies shall not exceed the amounts as may be agreed to in writing (prior to application for any such life insurance) by both Principal Stockholders. Further, each Insured agrees to consent to such life insurance applications, medical exams and other reasonable underwriting procedures as may be required by the insurance companies (as selected by the Owner) in connection with issuing any such

Policies. Each Owner may (but shall not be required to) use the death benefits from any such Policies to facilitate a purchase of Class B Common Stock following the death of the Insured (pursuant to any Class B Right of First Refusal that may be triggered by reason of the Insured’s death).
     (g) OPINION OF COUNSEL. No holder of Stockholder Shares may Transfer any such stock (other than pursuant to an effective registration statement under the Securities Act) without first delivering to the Company, if the Company so requests, an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act is not required in connection with such transfer.
     SECTION 5. LEGENDS.
     (a) STOCKHOLDERS AGREEMENT LEGEND. The certificates representing Stockholder Shares shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF SEPTEMBER 28, 2004 AMONG CERTAIN STOCKHOLDERS OF RADIO ONE, INC., A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE PRINCIPAL PLACE OF BUSINESS OF RADIO ONE, INC. DISPOSITION OF THIS CERTIFICATE OR THE SECURITIES REPRESENTED HEREBY OR ANY RIGHTS OR INTERESTS THEREIN IN VIOLATION OF SUCH STOCKHOLDERS AGREEMENT SHALL BE NULL AND VOID.
     SECTION 6. SALE OF THE COMPANY. If the Principal Stockholders mutually approve a Company Sale (an “APPROVED SALE”), the other holders of Stockholder Shares (the “OTHER STOCKHOLDERS”) shall consent to and raise no objections against such Approved Sale (and shall waive any rights of appraisal arising in connection therewith) and shall fully cooperate with and take all necessary and desirable actions in connection with the consummation of such Approved Sale, including without limitation (a) executing a purchase and sale agreement and any other agreement reasonably necessary to effectuate such Approved Sale in the form to be entered into by the Principal Stockholders, (b) amending the Company’s Certificate of Incorporation, (c) merging, combining or consolidating the Company with any other Person, (d) reorganizing, recapitalizing, liquidating, dissolving or winding-up the Company, (e) exchanging or splitting stock of the Company or (f) selling, leasing or exchanging all or substantially all of the property and assets of the Company and its subsidiaries on a consolidated basis. If the Approved Sale is structured as a sale of stock, the Other Stockholders shall agree to sell all of their shares of Common Stock and rights to acquire shares of Common Stock on the terms and conditions approved by the Board and the Principal Stockholders. The obligations of the Other Stockholders with respect to any Approved Sale are subject to the conditions that (a) upon the consummation of such Approved Sale, all of the holders of Common Stock will receive the same form and amount of consideration per share of Common Stock, or if any holders are given an option as to the form and amount of consideration to be received, all holders will be given the same option and (b) no stockholder shall be required to incur indemnification obligations (whether several or joint and several) which are in excess of the net proceeds received by such Stockholder in connection with such Approved Sale. In the event that a Principal Stockholder is Incapacitated, any Company Sale that is approved by the Principal Stockholder that is not Incapacitated shall be deemed to be an Approved Sale for all purposes hereof, and all references to the Principal Stockholders in this paragraph shall be deemed to exclude the Incapacitated Principal Stockholder.
     SECTION 7. PARTICIPATION RIGHTS. Not less than twenty (20) days prior to any proposed Transfer of Stockholder Shares by a Principal Stockholder (the “SELLING PRINCIPAL STOCKHOLDER”), the Selling Principal Stockholder shall deliver to the other Principal Stockholder (so long as such other Principal Stockholder is not Incapacitated) a written notice (the “SALE NOTICE”) specifying in reasonable detail the identity of the proposed transferee(s) and the terms and conditions of the proposed Transfer. Provided that the other Principal Stockholder is not Incapacitated and has not elected to exercise the Rights of First Refusal provided in Sections 4(c) and 4(d), as applicable, with respect to the Transfer specified in the Sale Notice, such other Principal Stockholder may elect to participate in the proposed Transfer by delivering to the Selling Principal Stockholder a written notice of such election within the 10-day period following delivery of the Sale Notice. If the other Principal Stockholder elects to participate in such Transfer, the Selling Principal Stockholder and such other Principal Stockholder will be entitled to sell in such proposed Transfer, at the same price and on the same terms, a number of shares of each class of Common Stock specified in the Sale Notice equal to the product of (i) the quotient determined by dividing the number of shares of such class of Common Stock then held by the Selling Principal Stockholder or such other Principal Stockholder, as the case may be, by the aggregate number of shares of such class of Common Stock then held by the Selling Principal Stockholder and such other Principal Stockholder, multiplied by (ii) the number of shares of such class of Common Stock to be sold in such proposed Transfer. For purposes of this Section 7, the amount of Common Stock held by a Principal Stockholder shall be deemed to include all shares of Common Stock acquirable pursuant to the exercise of Vested Options then held by such Principal Stockholder. Notwithstanding the foregoing, this Section 7 shall not apply to (i) Transfers pursuant to Rule 144 under the Securities Act (or any successor provision), (ii) Transfers pursuant to Section 4, or (v) Transfers pursuant to Section 6.

     SECTION 8. DEADLOCKS.
     (a) DEFINITION. For purposes hereof, a “DEADLOCK” shall be deemed to have occurred if after having tried on a good-faith basis to do so for a period of at least ninety (90) days after delivery by one Principal Stockholder to the other Principal Stockholder of a written notice requesting the commencement of such good faith efforts, the Principal Stockholders are unable to reach mutual agreement with respect to either (i) the individual or individuals to fill one or more of the Board seats to be filled by Class B Directors, other than Hughes or Liggins, or (ii) a Company Sale proposed by one of the Principal Stockholders.
     (b) INITIATION OF AUCTION. Upon the occurrence of a Deadlock, either Principal Stockholder may, by written notice delivered to the other Principal Stockholder, initiate a bidding process to determine which Principal Stockholder shall acquire all of the other Principal Stockholder’s Stockholder Shares. Such bidding process shall begin on the date (the “INITIAL AUCTION DATE”) mutually agreed to by the Principal Stockholders, which date shall be not later than thirty (30) days after delivery of the notice referred to in the preceding sentence. Such bidding process shall in all events proceed in two stages: first, the Principal Stockholders shall determine a market valuation for the corporation, taken as a whole, through the competitive bidding procedures described in paragraph (c) below and second, the purchase price for the winning bidder to purchase all of the losing bidder’s Stockholder Shares shall be determined based on the formula set forth in paragraph (d) below.
     (c) AUCTION PROCEDURE. On the Initial Auction Date, each Principal Stockholder shall initiate the bidding process by delivering simultaneously to the other Principal Stockholder a written offer (the “INITIAL OFFER”) which sets forth its valuation of the outstanding Common Stock of the Company, taken as a whole. The higher of the valuations shall constitute the initial bid. Such initial bid and each subsequent valuation must be met in turn, within forty-eight (48) hours following delivery thereof, by either acceptance or delivery of a written counteroffer. Each counteroffer after the initial bid must be in a minimum amount equal to the lesser of (a) the amount that is five percent (5%) higher than the preceding bid (on a percentage basis) and (b) the amount that is $10,000.00 higher than the preceding bid. Any failure to respond within forty-eight (48) hours of delivery of a bid as provided above shall be deemed to constitute an irrevocable and unconditional acceptance of that bid. This bidding process shall continue until one Principal Stockholder accepts the other Principal Stockholder’s latest valuation, either affirmatively or by failing to make a counteroffer (such final valuation, the “FINAL AUCTION PRICE”).
     (d) DETERMINATION OF FINAL PURCHASE PRICE. The final purchase price (the “FINAL PURCHASE PRICE”) payable by the winning bidder for all of the losing bidder’s Stockholder Shares shall be the amount equal to the product of (x) the

Final Auction Price and (y) the percentage of the outstanding Common Stock of the Company represented by the Stockholder Shares held by the losing bidder.
     (e) CONSUMMATION OF SALE AND TRANSFER. The sale and transfer of the losing bidder’s Stockholder Shares to the winning bidder shall be consummated as soon as practicable after the determination of the Final Auction Price, subject to receipt of necessary governmental, regulatory and antitrust approvals. Each Principal Stockholder shall cooperate with the other to take all actions necessary to conclude the sale and transfer contemplated hereunder.
     SECTION 9. TRANSFERS IN VIOLATION OF AGREEMENT. Any Transfer or attempted Transfer of any Stockholder Shares in violation of this Agreement shall be void, and the Company shall not be obligated to record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.
     SECTION 10. AMENDMENT AND WAIVER. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be effective against the Stockholders unless such amendment or waiver is approved in writing by the Principal Stockholders other than any Incapacitated Principal Stockholder. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.
     SECTION 11. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     SECTION 12. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     SECTION 13. SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARY. This Agreement shall bind and inure to the benefit of and be enforceable by the Stockholders and their respective permitted successors and assigns so long as such Stockholders and their respective permitted successors and assigns hold Stockholder Shares. The Company is and shall be an intended third party beneficiary of this Agreement.

     SECTION 14. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     SECTION 15. REMEDIES. The Company (as a third party beneficiary) and the Stockholders shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
     SECTION 16. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent via facsimile, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Principal Stockholders at their respective addresses set forth in the preface to this Agreement, and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent via facsimile (against receipt therefor), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
     SECTION 17. GOVERNING LAW. The corporate law of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of Maryland.
     SECTION 18. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     SECTION 19. TERMINATION. Notwithstanding anything herein to the contrary, this Agreement shall terminate upon a Company Sale.

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first above written.

Catherine L. Hughes

Alfred C. Liggins, III

EXHIBIT A
FORM OF JOINDER
TO
STOCKHOLDERS AGREEMENT
     This Joinder (this “Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in favor of and for the parties to the Amended and Restated Stockholders Agreement, dated as of September 28, 2004 (the “Stockholders Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Stockholders Agreement.
     The Joining Party hereby acknowledges, agrees and confirms that, by his or her execution of this Joinder, the Joining Party will be deemed to be a party to the Stockholders Agreement and shall have all of the obligations of a Stockholder thereunder as if he or she had executed the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date written below.

Name:

Date:

20